Exhibit 10.21

LEASE

TALLWOOD FOREST, LLC,

A CALIFORNIA LIMITED LIABILITY COMPANY

as Landlord,

and

HIPPO ANALYTICS INC.,

A DELAWARE CORPORATION

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE

1.	Effective Date:	June 14, 2019.

2.	Landlord:	TALLWOOD FOREST, LLC

3.	Address of Landlord (Section 26.19):	c/o Tallwood Management Company 325 Lytton Ave., 4th Floor Palo Alto, CA 94301 Attention: Desi Banatao

4.	Tenant:	Hippo Analytics Inc., a Delaware corporation

5.	Address of Tenant (Section 26.19):	Hippo Analytics Inc. 191 Castro Street, Suite B Mountain View, CA 94041 Attention: Assaf Wand

6.	Premises (Article 1):

	6.1 Premises:	Approximately 15,000 rentable square feet, consisting of the entire Building (defined below) as shown on Exhibit A attached hereto, and the adjacent patio and mezzanine space (the “Premises”). If the Premises are all the Building, there shall, for purposes of this Lease, be no distinction between the words “Premises” or “Building”.

	6.2 Building:	That certain building (sometimes referred to herein as the “Building”) whose address is 150 Forest Avenue, Palo Alto, CA 94301.

7.	Term (Article 2):

	7.1 Lease Term:	Eighty-Five (85) months.

	7.2 Commencement Date:	The date upon which Landlord delivers possession of the Premises to Tenant in the Delivery Condition (as defined in Section 1.2 below).

TERMS OF LEASE

7.3 Expiration Date: 7.4 Amendment to Lease:

Eighty-Five (85) full calendar months after the Commencement Date.

Landlord and Tenant may confirm the Commencement Date and Expiration Date as to Premises in an Amendment to Lease (Exhibit C) to be executed pursuant to Article 2 of the Lease.

8.	Base Rent.

Months	Monthly Base Rent for Premises	Annual Base Rent
Commencement Date - Month 12*	$142,500.00	$1,710,000.00
Month 13–Month 24	$146,775.00	$1,761,300.00
Month 25–Month 36	$151,178.25	$1,814,139.00
Month 37–Month 48	$155,713.60	$1,868,563.17
Month 49–Month 60	$160,385.01	$1,924,620.06
Month 61–Month 72	$165,196.56	$1,982,358.66
Month 73–Month 84	$170,152.45	$2,041,829.42
Month 85	$175,257.03	N/A

* Tenant’s obligation to pay Base Rent for the first (1st) full calendar month of the Lease Term shall be subject to the Rent Abatement, as set forth in Section 3 of the Lease.

9.	Additional Rent (Article 4):

	9.1 Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs:	100%

10.	Parking (Article 24):	Tenant shall have the right to use the four (4) onsite parking spaces during the Lease Term.

11.	Security Deposit (Article 20):	$350,514.05

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12.	Letter of Credit (Addendum 1)	$1,000,000.00.

13.	Brokers:	Cushman & Wakefield representing Landlord and Tenant.

Exhibit A – Floor Plan of Premises

Exhibit B – Tenant Work Letter

Exhibit C – Commencement Date Amendment

Exhibit D – Rules and Regulations

Addendum 1 – Letter of Credit

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LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between TALLWOOD FOREST, LLC, a California limited liability company (“Landlord”), and HIPPO ANALYTICS INC., a Delaware corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises.

1.1.1 Premises and Real Property. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building defined in Section 6.2 of the Summary constructed on the Real Property (as defined below). The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto.

1.1.2 Building and Real Property/Project. The Building is part of that certain project (the “Project”) constructed on the Real Property (as defined below) located at 150 Avenue, Palo Alto, California. The term “Real Property,” as used in this Lease, shall mean, collectively, (i) the Building, (ii) the parking area and any outside plaza areas, patios, alleys, walkways, driveways, courtyards, public and private streets, and other improvements and facilities appurtenant thereto, and (iii) the land upon which any of the foregoing are situated. Notwithstanding the foregoing or anything contained in this Lease to the contrary, Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets and other improvements and facilities.

1.1.3 Tenant’s and Landlord’s Rights. Tenant’s use of the Premises shall be subject to the rules and regulations attached hereto as Exhibit D (the “Rules and Regulations”) and such other reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time, provided that no modifications of such rules, or new rules, shall be enacted if such would materially increase Tenant’s obligations under this Lease monetarily or otherwise, or if the same would materially diminish the rights granted to Tenant hereunder. Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way and dedications do not unreasonably interfere with the use of the Premises by Tenant or Tenant’s access to the Premises, and do not increase Tenant’s obligations hereunder. Tenant agrees to execute any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps or restrictions.

1.2 Condition of Premises. Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the Commencement Date and without representation or warranty by Landlord as to the condition of the Premises or the Building or as to the use or occupancy which may be made thereof. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant vacant and in broom clean condition, with all furniture, fixtures and equipment from the previous tenant removed, and with all Building systems in good working order and repair, including, all electrical, plumbing and mechanical systems (the “Delivery Condition”).

1.3 Rentable Square Feet. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or re-measurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable or usable square feet of the Premises, and Tenant shall have no right to terminate this Lease or receive any adjustment or rebate of any Base Rent or Additional Rent (as hereinafter defined) payable hereunder if the square footage of the Project, the Building or the Premises is incorrect. Tenant has inspected the Premises and is fully familiar with the scope and size thereof and agrees to pay the full Base Rent and Additional Rent set forth herein in consideration for the use and occupancy of such space, regardless of the actual number of square feet contained therein.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the Effective Date. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Commencement Date”) set forth in Section 7.2 of the Summary (subject to the terms of the Work Letter), and shall terminate on the date (the “Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected due to delays in delivery of the Premises by Landlord. In the event Landlord delivers to Tenant an amendment to lease in the form attached hereto as Exhibit C hereto, setting forth the Commencement Date and the Expiration Date, Tenant shall execute and return such amendment to Landlord within five (5) days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such five (5) day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment (and such failure shall constitute a default by Tenant hereunder).

ARTICLE 3

BASE RENT

3.1 Tenant shall pay, without notice or demand, to Landlord by wire transfer to: First Republic Bank, 2100 El Camino Real, Palo Alto CA 94306; ABA 321081669; Account Name: Tallwood Forest, LLC; Account Number: 80006851184, or such other place as Landlord may from time to time designate in writing, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent and Additional Rent for the first full month of the Lease Term in which Base Rent is payable hereunder shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Provided that Tenant is not in default under this Lease, then during the first (1st) full calendar month of the Lease Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Notwithstanding the foregoing or anything to the contrary set forth in this Lease, Tenant shall be required to pay Tenant’s Share of Operating Expenses, Tax Expenses and Utility Expenses attributable to the Premises and all other Additional Rent (as defined in Article 4, below) due pursuant to the terms of this Lease during the Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and perform the terms and conditions otherwise required under this Lease. If at any time during the Lease Term Tenant is in default under this Lease, and Tenant shall fail to cure such default within any applicable notice and cure period, or if this Lease is terminated for any reason other than Landlord’s breach of this Lease, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. This Lease is a triple net lease, and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Operating Expenses, Tax Expenses and Utility Expenses (as those terms are defined below) are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in (and as limited by) this Article 4 in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building, the Project, the Real Property and its supporting facilities and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Building, the Project and/or the Real Property. Accordingly, in addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses; plus (ii) Tenant’s Share of the annual Tax Expenses; plus (iii) Tenant’s Share of the annual Utilities Costs. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year (as defined in Section 4.3.1 below) because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating, making installations to, and managing the Real Property, the Building and the Premises, including without limitation, all utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.2 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and/or operation of any transportation demand management program or similar program; (iii) the cost of insurance carried by Landlord (including premiums and deductibles), in such amounts as Landlord may determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, including, without limitation, fire, earthquake, flood or other casualty, rental loss, liability insurance, pollution insurance, terrorism insurance and such other insurance as Landlord may elect to carry, and the cost of all deductibles and co-insurance amounts payable under any policy or policies of insurance; (iv) the cost of landscaping, re-lamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Real Property; (v) to the extent not maintained by the Tenant at the Tenant’s cost, the cost of repair, restoration and maintenance of areas outside the Building; (vi) any equipment rental agreements or management agreements (including without limitation the cost of any management fees and the fair rental value of any office space provided thereunder); (vii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (viii) payments under any easement, license, operating agreement, cost-sharing agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), and/or instrument pertaining to the sharing of costs by the Real Property; (ix) the cost of janitorial service (to the extent provided by Landlord), alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property; (xi) all costs of applying and reporting for the Project or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star rating system and complying with any energy use or consumption disclosure requirements; (xii) a management fee equal to three percent (3%) of Base Rent; and (xiii) the cost of any capital improvements: (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, (II) made to the Real Property or any portion thereof after the Commencement Date that are required under any Law, (III) which are repairs or replacements of existing capital items with like-for like items; or (IV) which are reasonably determined by Landlord to be in the best interests of the Real Property; provided, however, that if any such cost described in (I), (II), (III) or (IV) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost at the rate of prime plus 2.5%) over the useful life of such improvement using generally accepted accounting practices.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (i) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for other tenants within the Project, constructing new buildings within the Project or expanding existing buildings within the Project; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the ownership and operation of all or any portion the Project); (iii) leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Project or future re-leasing of any portion of the Project; (iv) depreciation of the building or any other improvements situated within the Project; (v) the cost of capital expenditures except to the extent expressly allowed in subsection 4.2.1 (xiii) above; (vi) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain, to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; (vii) other than any interest charges as expressly provided for in this Lease, any interest or payments on any financing for any portion of the Project, interest and penalties incurred as a result of Landlord’s late payment of any invoice, and any bad debt loss, rent loss or reserves for same; (viii) any payments under a ground lease or master lease; (ix) costs incurred in connection with the sale, financing or refinancing of all or any portion of the Project; (x) any earthquake insurance deductible in excess of $75,000.00 per year, provided, however to the extent the deductible under Landlord’s earthquake insurance policy exceeds $75,000.00, such excess amount shall be amortized over ten (10) years, and Tenant shall be responsible for paying such amortized cost as an Operating Expense during the remaining Lease Term; (xi) any fines or penalties incurred due to violations by Landlord of any governmental rule or authority unless the same is caused by Tenant in which case the same shall be the sole responsibility of Tenant; (xii) costs associated with damage or repairs to the Project or Common Areas caused by the negligence or willful misconduct of Landlord or Landlord’s employees, contractors or authorized agents; (xiii) legal fees, accountant fees and other expenses incurred in disputes with other former, current or future tenants or occupants of the Project, or associated with the enforcement of any other leases of space in the Project, or the defense of Landlord’s title to or interest in the Project or any part thereof; (xiv) any cost or expense occasioned by, or resulting from, any violation of law by any other tenant or occupant of the Project or their respective employees, agents, contractors and invitees, or by any person or entity other than Tenant or Tenant’s employees, agents, contractors or invitees; and (xv) any cost or expense payable to any employee or agent of Landlord, or to any of Landlord’s affiliates or divisions, to the extent that such cost or expense is materially in excess of that which would be charged by a reputable third party person or firm for the same service; and (xvi) Tax Expenses.

4.2.2 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.

4.2.3 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, parking and transit assessments, fees and taxes, child care subsidies, fees and/or assessments, park, recreation and school fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay because of or in connection with the ownership, leasing and operation of the

Building or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if (i) the tenant improvements in the Building were fully constructed, and (ii) the Building and all tenant improvements therein were fully assessed for real estate tax purposes. If it shall not be lawful for Tenant to reimburse Landlord for all or any part of such Tax Expenses, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such Tax Expenses by Landlord as would have been payable to Landlord prior to the payment of any such Tax Expenses.

4.2.3.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Building or as against Landlord’s business of leasing any of the Building;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease, including, without limitation any increase in assessments, taxes, fees, levies, or charges resulting from a reassessment caused by or attributable to from a change in ownership of the Building or the Real Property, new construction or any other cause;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses to the extent of a tax reduction as to Taxes for which Tenant is responsible.

4.2.3.2 Notwithstanding anything to the contrary contained in this Section 4.2.3, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses or Utilities Costs, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.4 “Tenant’s Share” shall mean the percentage set forth in Section 9.1 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9.1 of the Summary) and stating such amount as a percentage. Landlord shall have the right from time to time to re-determine the rentable square feet of the Premises and/or Building, and Tenant’s Share shall be appropriately adjusted to reflect any such redetermination. If Tenant’s Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.5 “Utilities Costs” shall mean all actual charges for utilities for the Real Property which Landlord shall pay, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC (including, the cost of electricity to operate the HVAC units) and other utilities as well as related fees, assessments and surcharges (but excluding those charges for which Tenant pays directly to the utility company). If Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Building under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Building or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Building.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the thirtieth (30th) day of June following the end of each calendar year during the Lease Term (each, an “Expense Year”), a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year. Upon receipt of the Statement for an Expense Year, Tenant shall pay within thirty (30) days following delivery of the Statement the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Expense Payments,” as that term is defined in Section 4.3.2 of this Lease. If, the Estimated Expense Payments made by Tenant for any Expense Year exceed the actual amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Expenses for such Expense Year, Landlord shall credit such excess to Tenant for sums then due or coming due hereunder or, at Landlord’s option, pay such excess to Tenant provided Tenant is not otherwise in default hereunder. The failure of Landlord to timely furnish the Statement shall not prejudice Landlord from enforcing its rights under this Article 4. The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.

4.3.2 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall endeavor to give Tenant, on or before March 1 of each calendar year during the Lease Term, a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Article 4 shall be and the estimated amount of Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (the “Estimated Expense Payments”) for such Expense Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Operating Expenses, Tax Expenses or Utilities Costs under this Article 4. Upon delivery of the Estimate Statement, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Expense Payments for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expense Payments set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 Such taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 Such taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Building; or

4.4.3 Such taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days of the due date therefor, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) days of the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law. Regardless of the foregoing, Tenant shall be entitled to one (1) written five (5) day notice to cure during each calendar year prior to a late charge becoming due, and prior to interest accruing, and such late charge shall not be due, nor shall interest accrue, if Tenant so cures within such five (5) day period.

4.6 Tenant’s Audit Rights. Within one hundred twenty (120) days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Operating Expenses, Tax Expenses and/or Utilities Costs for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord within San Mateo County or Santa Clara County, copies of such records. Within sixty (60) days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Expense Year. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review; provided, however, that if Landlord and Tenant determine that the sum of Operating Expenses, Taxes and Utilities Costs for the Expense Year in question was overstated by more than five percent (5%), Landlord, within thirty (30) days after receiving paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review (not to exceed $3,000.00). The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date. If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Operating Expenses, plus Tenant’s Share of the actual Tax Expenses, plus Tenant’s Share of Utilities Costs, is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or pay Landlord the amount of its underpayment with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within thirty (30) days after such determination.

ARTICLE 5

USE OF PREMISES

Tenant may use the Premises solely for general office, research and development and other legal uses (the “Acceptable Uses”). Notwithstanding the foregoing, Tenant understands and acknowledges that use of the Premises is ultimately limited by, among other things, applicable Laws (as defined below), specifically including, without limitation, zoning ordinances of the City of Palo Alto, and Landlord makes no representation or warranty with regard to whether any prospective use of the Premises (including, without limitation, the Acceptable Uses) is permitted under applicable Laws. Tenant shall be responsible, at its sole cost and expense, for obtaining all permits and/or other approvals that may be required by the City of Palo Alto or other governmental agencies with respect to Tenant’s use of, and/or Tenant’s business operations to be conducted in the Premises. Landlord nonetheless consents to use of the Premises solely for the Acceptable Uses (and for no other uses whatsoever), subject to compliance by Tenant with all applicable Laws and with the other provisions of this Lease. If Tenant’s use requires a conditional use permit, upon Landlord’s request from time to time, Tenant shall immediately provide Landlord with evidence reasonably acceptable to Landlord that Tenant’s use of the Premises complies with applicable Laws. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D (or any reasonable modifications thereto of which Tenant has notice), attached hereto, or in violation of the laws, statutes, regulations, rules and policies of the United States of America, the state of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building, including, without limitation, the ordinances, regulations, rules, requirements and other Laws of the City (collectively, “Laws”). Without limiting the foregoing, in connection with any Alterations made by or for Tenant, promptly after completing the Alterations and receipt of the final permit signoff from the City, Tenant shall apply for, diligently pursue, and obtain from the City within thirty (30) days after final permit signoff a permanent certificate of occupancy if applicable. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Building. Tenant shall at all times maintain the Premises in a clean, neat, sanitary and orderly condition. Tenant shall not do or permit to be done in or about the Premises or the Real Property, or bring or keep or permit to be brought or kept in or about the Premises or the Real Property, anything which is prohibited by or will in any way increase the existing rate of (or otherwise affect) fire or any insurance covering the Premises or the Real Property or any part thereof, or any of its contents, or will cause a cancellation of any insurance covering the Premises or the Real Property or any part thereof, or any of its contents. Tenant shall not do or permit to be done anything in, on or about the Premises or the Real Property which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or neighboring premises or injure or annoy them, or use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not permit occupancy levels in the Premises in violation of Laws. No sale by auction shall be permitted on the Premises. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any harmful fluids or other materials in the drainage system of the Building, or overload existing electrical or other mechanical systems. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Building in which the Premises are a part, except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Building proper where designated by Landlord. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises. Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises. No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord. All noise generated by Tenant in its use of the Premises shall be confined or muffled so that it does not unreasonably interfere with the businesses of or unreasonably annoy the occupants and/or users of other properties or premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any loss, expense, damage, reasonable attorneys’ fees, or liability arising out of failure of Tenant to comply with any applicable law with which Tenant is obligated to comply under the terms of this Lease.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Tenant shall obtain all water, electricity, sewerage, gas, telephone and other utilities for the Premises directly from the public utility company(ies) furnishing same.

6.2 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, if any. If all or any portion of the Leased Premises is made untenantable or inaccessible for more than three (3) consecutive business days after notice from Tenant to Landlord by an interruption of services which is caused by the negligence of Landlord or its employees, agents or contractors and is in the reasonable control of Landlord or its employees, agents or contractors, Base Rent shall abate for the period beginning on the day immediately following such 3-business-day period and ending on the day such service interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible.

6.3 Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any legal requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy, water, or other utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. For purposes of the foregoing, “voluntary” Controls shall mean those controls or guidelines that are not mandated by applicable Legal Requirements but that, in Landlord’s good faith and commercially reasonable business judgment, are appropriate for adoption. Costs incurred by Landlord in connection with implementation of mandatory or voluntary Controls shall be included in Operating Expenses.

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Building, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances. Tenant’s maintenance, repair and replacement responsibilities herein referred to include, but are not limited to, janitorial service, plumbing systems within or serving the Premises (such as water and drain lines, sinks), mechanical systems and electrical systems within the Premises (such as outlets, lighting fixtures, lamps, bulbs, tubes, ballasts), and all interior improvements within the Premises including but not limited to wall coverings, window coverings, acoustical ceilings, tile, carpeting, flooring, partitioning, doors (both interior and exterior, including closing mechanisms, latches and locks), skylights (if any), and all other interior improvements of any nature whatsoever. With respect to the kitchen area, Tenant shall maintain air filtration devices in good condition and repair and in a manner that does not permit smoke, fumes or odors to disturb neighboring properties or the general public. Areas of excessive wear shall be replaced at Tenant’s sole expense upon Lease termination. Notwithstanding the foregoing, at Landlord’s option, or if Tenant fails to make any such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for the cost of the same. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Lease, in the event any maintenance, repair and/or replacement responsibility of Tenant would require Tenant to incur a capital expenditure pursuant to generally accepted accounting practices, then at Tenant’s request, Landlord shall perform such work and the cost thereof shall be passed through as an Operating Expense in accordance with Section 4.2.1(xiii) above, and Tenant shall pay to Landlord each month the monthly amortized amount (with interest) over the remaining term of this Lease.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord (and not Tenant) shall repair and maintain the structural portions of the Project and Building (including, without limitation, the foundation, structural walls and the structural portions of the roof), at Landlord’s sole cost. In addition, Landlord shall repair, maintain and replace, the HVAC system, all life safety systems, all underground utility facilities and systems, and all utility facilities and systems to the extent located outside of the Premises, and the cost thereof shall be reimbursable to Landlord by Tenant as an Operating Expense. Landlord shall also maintain and repair the roof membrane and any non-structural elements of the roof of the Building, the parking areas, driveways, patios and the landscaping on the Real Property, and the cost thereof shall be reimbursable to Landlord by Tenant as an Operating Expense. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Real Property or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant shall give Landlord written notice of any defect or need of repairs or maintenance for which Landlord is responsible. Landlord shall have a reasonable time after receipt of such notice the right to enter the Premises at all reasonable times to perform such repair and maintenance. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations if the Alterations exceed $20,000. The construction of the Tenant Improvements shall be governed by the terms of the Work Letter and not the terms of this Article 8. Tenant agrees not to employ any person, entity or contractor for any work in the Premises for a particular trade (including movers engaged in moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building. Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Alteration requests whether or not Landlord will require such Alteration to be removed upon the expiration or earlier termination of this Lease (as allowed Landlord pursuant to Sections 15.2 and 8.3 below) Landlord shall so notify Tenant at the time of consent if consent is given whether or not Landlord will require that such Alteration be removed upon the expiration or earlier termination of this Lease. If Landlord fails to notify Tenant within thirty (30) days of Landlord’s receipt of such notice whether Tenant shall be required to remove the subject Alterations at the expiration or earlier termination of this Lease, it shall be assumed that Landlord shall require the removal of such Alterations. However, if Tenant’s written notice strictly complies with the foregoing and if Landlord fails to notify Tenant within thirty (30) days of Landlord’s receipt of such notice whether Tenant shall be required to remove the subject alterations or improvements at the expiration or earlier termination of this Lease, Tenant may, within fifteen (15) days following the expiration of the thirty (30) day period described above, provide to Landlord a second written notice (the “Second Notice”) in compliance with the foregoing requirements but also stating in large, bold and capped font the following: “THIS IS TENANT’S SECOND NOTICE TO LANDLORD. LANDLORD FAILED TO RESPOND TO TENANT’S FIRST NOTICE IN ACCORDANCE WITH THE TERMS OF SECTION 8.1 OF THE LEASE. IF LANDLORD FAILS TO RESPOND TO THIS NOTICE IN FIFTEEN DAYS WITH RESPECT TO THE WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATIONS TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE, TENANT SHALL HAVE NO OBLIGATION TO REMOVE SUCH ALTERATIONS”. If (a) Tenant’s Second Notice strictly complies with the terms of this Section, and (b) Landlord fails to notify Tenant within fifteen (15) days of Landlord’s receipt of such Second Notice, it shall be assumed that Landlord shall not require the removal of the subject Alteration at the expiration or earlier termination of this Lease.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). As a condition to Landlord’s obligation to consider any request for consent to any Alterations, Tenant agrees to pay Landlord within thirty (30) days after Tenant’s receipt of invoices for the reasonable out-of-pocket third party costs and expenses of consultants, engineers, architects and others for reasonable review of plans and specifications for the construction of the proposed Alterations. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee if the cost of the work shall exceed $100,000. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Landlord’s Property. All Alterations, fixtures and/or equipment (excluding trade fixtures, removable equipment, and personal property) which may be installed or placed in or about the Premises and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. However, Landlord by written notice to Tenant at least ninety (90) days prior to the end of the Lease Term, may require that Tenant remove any Alteration (including any cabling or wiring installed by Tenant as part of such Alterations) upon the expiration or early termination of the Lease Term and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations (including any cabling and wiring associated with any telephone system or network installed), Landlord may do so and may charge the cost thereof to Tenant (together with a five percent (5%) supervision/administration fee), and Tenant shall pay such cost to Landlord within thirty (30) days of being billed for the same.

8.4 Removal of Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or exclusively serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) if applicable, an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (iii) all Lines (including riser cables) shall be appropriately labeled and insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable Laws, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines installed by Tenant or any person claiming by, through or under Tenant located in or exclusively serving the Premises upon the expiration or earlier termination of the Lease Term. The provisions of this Section 8.4 shall survive the expiration or sooner termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, Building or the Real Property, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Building or the Real Property with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant. If required by the title insurance company insuring title to the Project in connection with a prospective sale or financing of the Project, Tenant shall execute and deliver to the title company a mechanics’ lien indemnity agreement in form and substance reasonably acceptable to Tenant and the Title Company with respect to any mechanics’ or suppliers’ liens created as the result of work or materials furnished to the Premises contracted by or through Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. To the maximum extent permitted by law, Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its direct and indirect members, shareholders, partners, managers, principals, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant; provided, however, that the terms of the foregoing waiver shall not apply to the gross negligence or willful misconduct of Landlord and its employees, contractors and agents. To the maximum extent permitted by Law, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (i) any breach or default by Tenant under this Lease, (ii) any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and/or (iii) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and/or Real Property; provided, however, that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord and its employees, contractors and agents. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Premises, the Building or the Real Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, or (iii) could give to the insurance carrier the right to cancel any of such policies. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with owned and non-owned automobile liability coverage, and liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate 0% Insured’s participation

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements and any Alterations, and (iii) all other improvements, alterations and additions to the Premises installed by, for, or at the expense of Tenant, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Workers’ compensation insurance as required by law.

10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5 Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, its property manager, Landlord’s mortgage lender, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Five Thousand Dollars ($5,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and at least thirty (30) days before the expiration dates thereof. If

Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1. procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4 Landlord’s Insurance. Landlord shall obtain and maintain in force at all times “all special causes of loss or “all risk” property insurance on the Premises and the Building for the full replacement cost thereof, commercial general liability insurance in commercially reasonable amounts as determined by Landlord and such other insurance as Landlord determines, in its sole discretion.

10.5 Subrogation. Landlord and Tenant hereby waive and agree to have their respective insurance companies waive any rights of recovery, claims, or subrogation rights that they or such companies may have against Landlord or Tenant, as the case may be, for any loss or damage with respect to the others property, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10. and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or the Real Property serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Premises and the Real Property. Such restoration shall be to substantially the same condition of the Premises and the Real Property prior to the casualty. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to repair or restore any specialized or dedicated equipment serving Tenant, such as any cabling, wiring, supplemental utility system, telephone system or wireless/Wi-Fi Network and any insurance of Tenant applicable to the same shall not be assigned to Landlord. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and obtain Landlord’s consent to the contractors for such work such consent not to be unreasonably withheld or delayed. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. If fire or other casualty shall have damaged the Premises, Tenant shall be entitled to an equitable abatement of Base Rent, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs based on the ratio that the square footage of the portion of the Premises that are so rendered reasonably unusable for Tenant’s business bears to the total square footage of the Premises.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within two hundred seventy (270) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); or (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Building and/or the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt (and shall have the legal right to do so without the consent of Landlord), or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; provided, however, Tenant may elect by written notice to Landlord to cover any amount not covered by Landlord’s insurance policy, and if Tenant makes such election, Landlord shall not have the right to terminate this Lease, and Tenant shall pay to Landlord such amounts within thirty (30) days after Tenant makes such election. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction (unless Tenant has an option to extend and so exercises such option prior to the expiration of such notice) in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, provided, however, Tenant shall be entitled to an equitable abatement of Base Rent, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs based on the ratio that the square footage of the portion of the Premises that are so rendered reasonably unusable for Tenant’s business bears to the total square footage of the Premises, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Tenant’s Right to Terminate. Tenant shall have the right to terminate this Lease following damage to or destruction of the Premises if any of the following occurs: (i) the Premises cannot, with reasonable diligence, be fully repaired by Landlord within two hundred seventy (270) days after the date of the damage or destruction; and/or (ii) the Premises are destroyed or damaged during the last twelve (12) months of the Term. If Tenant elects to terminate this Lease, Tenant may give Landlord written notice of its election to terminate this Lease, such election to be made by Tenant not later than thirty (30) days after Landlord’s delivery to Tenant of a written notice setting forth Landlord’s good faith estimate as to the time that will be required to repair such damage or destruction (which notice shall be delivered to Tenant no later than thirty (30) days following the date that Landlord has knowledge of such damage or destruction), and, in the event of such a termination by Tenant, this Lease shall terminate as of the date of the casualty. Notwithstanding the foregoing, in the event this Lease is not terminated by either Landlord or Tenant and the restoration is not completed by Landlord within one hundred eighty (180) days after the original estimated date of completion, then Tenant shall have the right to terminate this Lease upon fifteen (15) days prior written notice to Landlord, and this Lease shall terminate upon the expiration of such fifteen (15) day period in the event Landlord has not completed the restoration prior to the expiration of such fifteen (15) day period.

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property. No endorsement or statement on any check or any letter accompanying any payment of Base Rent or such other sums shall be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to receive payment of the balance of such rent and/or other sums, or Landlord’s right to pursue Landlord’s remedies.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any part of the Premises, Building or the Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or the Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Building or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be equitably abated for the period of such taking based upon the interference with Tenant’s use of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking except that Tenant shall have the right to file any separate claim available to a Tenant for any taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Tenant’s delivery of a Transfer Notice to Landlord shall constitute a representation and warranty by Tenant to Landlord that the information contained in or delivered pursuant to the Transfer Notice is true, correct and complete in all material respects, including the amount of all rent and other consideration to be paid pursuant to the operative agreements relating to the Transfer. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Each time Tenant requests Landlord’s consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as Additional Rent hereunder, Tenant shall reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants in the Premises;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability that has and will continue to have sufficient financial strength to perform all of the remaining obligations of Tenant under the Lease from and after the date of transfer, as reasonably determined by Landlord taking into account all relevant facts and circumstances;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party;

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) is negotiating with Landlord to lease space in the Building at such time, or (ii) has negotiated with Landlord during the twelve (12) month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within three (3) months after Landlord’s consent, but not later than the expiration of such three (3) month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease (on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses (collectively, the “Reasonable Transfer Costs”) incurred by Tenant for (i) reasonable third party legal fees, and (ii) any reasonable brokerage commissions in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the case of a Transfer other than an assignment of Tenant’s entire interest in the Lease and Premises, Reasonable Transfer Costs shall be amortized on a straight line basis, without interest, over the initial term of the Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease. Tenant hereby waives any right to terminate the Lease and/or recover damages as remedies for Landlord wrongfully withholding its consent to any Transfer and agrees that Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners or members, or transfer of twenty-five percent or more of partnership or membership interests, within a twelve (12) month period, or the dissolution of the partnership or limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a corporation whose stock is not publicly held and not traded through a nationally or internationally recognized stock exchange, (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7 Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 14 (and shall not require Landlord’s consent or trigger a recapture right or any right to a Transfer Premium), provided that:

14.7.1 any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

14.7.2 Tenant gives Landlord prior notice of any such assignment or sublease to an Affiliate (unless prohibited by applicable Law, in which case, Tenant shall give Landlord written notice promptly after the completion of such assignment, sublease or other Transfer;

14.7.3 Any such Affiliate has, as of the effective date of any such assignment or sublease, a tangible net worth computed in accordance with standard commercial real estate accounting practices (but excluding goodwill as an asset), which is equal to or greater than Tenant as of the effective date of any such assignment or sublease and sufficient to meet the obligations of Tenant under this Lease;

14.7.4 Any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and, except in the case of a merger or consolidation, such assignee or sublessee shall assume all the obligations of Tenant under this Lease in a written document reasonably satisfactory to Landlord; and

14.7.5 Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. All walls in the kitchen areas shall be scrubbed clean, and free of all grease, food, and other residue. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all Lines installed or caused to be installed by Tenant (including without limitation, telephone, data, and other cabling and wiring installed or caused to be installed by Tenant, including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), leave the interior walls painted or cleaned as needed, and remove all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and cabling, wiring or conduit (including any such cabling or wiring associated with any telephone system or network, if any) which may have been placed at the Building or within the Building by or on behalf of Tenant, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. At Landlord’s option (subject to Sections 8.1 and 8.3) Tenant also shall be required to remove any Alterations made by or for Tenant in accordance with Section 8.3, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. If Tenant fails to complete any required removal of any Alterations, improvements, equipment and/or appurtenances in the Premises and/or to repair any damage caused by such removal pursuant to the terms of this Section 15.2, then Rent shall continue to accrue under this Lease in accordance with Article 16, below, after the end of the Lease Term until such work shall be completed, and Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant. Regardless of anything to the contrary set forth above or elsewhere in this Lease, Landlord shall conduct a walkthrough of the Premises with Tenant at least 120 days prior to the expiration of the Lease Term and notify Tenant in writing of the Alterations, improvements, equipment and/or appurtenances that are to be removed.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the form as may be required by any prospective mortgagee or purchaser of the Real Property (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Building and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant shall send to each mortgagee of any mortgage covering the Building or land or any part thereof (after notification of the identity of such mortgagee and the mailing address thereof) copies of all notices that Tenant sends to Landlord; such notices to such mortgagee shall be sent concurrently with the sending of the notices to Landlord and in the same manner as notices are required to be sent pursuant to Section 26.19 hereof. Tenant will accept performance of any provision of this Lease by such mortgagee as performance by, and with the same force and effect as though performed by, Landlord. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (a) Tenant gives notice of such act or omission to Landlord and to each such mortgagee, and (b) a reasonable period of time for remedying such act or omission elapses following the time when such mortgagee becomes entitled under such mortgage to remedy same (which reasonable period shall in no event be less than the period to which Landlord is entitled under this Lease or otherwise, after similar notice, to effect such remedy and which reasonable period shall take into account such time as shall be required to institute and complete any foreclosure proceedings). There is no mortgage or deed of trust existing in favor of any lender as of the date of this Lease. Regardless of anything to the contrary set forth above, as a condition precedent to Tenant’s subordination of this Lease to any future mortgage, ground lease, deed of trust or other similar instrument, Landlord shall be required to provide Tenant with a nondisturbance agreement in favor of Tenant, providing that, so long as Tenant is paying the rent due under the Lease and is not otherwise in default under this Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a “default” of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within three (3) days after written notice from Landlord; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default as soon as possible but in no event later than ninety (90) days after Landlord’s delivery of such notice; or

19.1.3 Abandonment and/or Vacation of the Premises by Tenant and failure to comply with any other provisions of this Lease.

19.1.4 Any failure by Tenant to observe or perform the provisions of Sections 14, 17, 18 or 26.4 where such failure continues for more than two (2) business days after notice from Landlord.

19.1.5 Tenant’s failure to deposit with Landlord the funds required to increase or restore the Security Deposit to the amount required as and when required pursuant to Article 20 of this Lease or to provide, keep in effect, renew or increase the Letter of Credit as and when required pursuant to Addendum 1 of this Lease.

19.1.6 Tenant (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, or suffers the filing of an involuntary petition by creditors, (iii) suffers the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffers the attachment or other judicial seizure of all or substantially all of its assets, (v) admits in writing its inability to pay its debts as they come due, or (vi) makes an offer of settlement, extension or composition to its creditors generally.

Tenant acknowledges that Landlord’s delivery of any notice described in the foregoing provisions of this Section 19.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, including, without limitation, any rent abatement; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. No endorsement or statement on any check or any letter accompanying any payment of Base Rent or such other sums shall be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to receive payment of the balance of such rent and/or other sums, or Landlord’s right to pursue Landlord’s remedies.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7 Concessions. If Landlord provides Tenant with any concessions under this Lease, including, without limitation, rent abatement or tenant improvement allowance, Tenant acknowledges and agrees that Landlord provided such concessions to Tenant in reliance upon Tenant’s representation and warranty that Tenant shall faithfully and timely perform all terms and conditions of this Lease. Accordingly, if a default by Tenant shall occur, Landlord shall, in addition to all other damages due Landlord, recover from Tenant all such concessions as Additional Rent.

19.8 Landlord Default. Tenant waives the right to terminate this Lease in the event of a default by Landlord under this Lease. Tenant’s sole remedy in the event of a default by Landlord shall be an action for damages or injunctive or declaratory relief. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions. If Landlord is in default under the Lease as hereinabove described beyond the applicable notice and cure period, and such default is materially and adversely impacting Tenant’s business operations in the Premises (each, a “Material Default”), Tenant shall deliver a second (2nd) default notice to Sublandlord (in addition to the notice required by this Section 19.8 above) in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (i.e. in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating “SECOND AND FINAL NOTICE: THIS IS A MATERIAL DEFAULT NOTICE UNDER THE LEASE BETWEEN TALLWOOD FOREST, LLC AND HIPPO ANALYTICS INC. FOR THE BUILDING LOCATED AT 150 FOREST AVENUE, PALO ALTO, CALIFORNIA. IF YOU FAIL TO CURE THE MATERIAL DEFAULT IDENTIFIED HEREIN WITHIN FIVE (5) BUSINESS DAYS, AFTER THE RECEIPT OF THIS NOTICE, THEN WE MAY BEGIN EXERCISING OUR SELF-HELP RIGHTS, PURSUANT TO THE TERMS OF THE LEASE”, and specifying, in the body of such notice the specific material default that Landlord has committed (the “Second Notice”). If Landlord, after receipt of a Second Notice does not cure such default within such five (5) business day period, then Tenant shall have the right to take such commercially reasonable actions as Tenant deems necessary to cure Landlord’s Material Default and, upon receipt of written notice from Tenant, accompanied by supporting evidence of the expenses incurred by Tenant, Landlord shall reimburse Tenant for such costs.

ARTICLE 20

SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 11 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term and not as prepayment of rent. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit with any of Landlord’s general or other funds. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the immediately preceding sentence, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Without limiting the foregoing, Tenant acknowledges and agrees that Landlord may apply the Security Deposit as necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease, including without limitation all damages or Rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers its interest in the Premises, the Building or the Project during the Lease Term, Landlord may transfer the Security Deposit to any transferee of Landlord’s interest, in which event Landlord will be released from all liability for the return of the Security Deposit.

ARTICLE 21

COMPLIANCE WITH LAWS

Tenant shall not do anything or suffer anything to be done in or about the Premises and/or the Real Property which will in any way conflict with any statute, ordinance or other governmental rule, regulation or requirement or other Law now in force or which may hereafter be enacted or promulgated. Subject to Landlord’s obligations set forth in this Article 21 with respect to Excluded Changes (as hereinafter defined), Tenant at its sole cost and expense promptly shall comply with all such Laws. As used in this Article 21, the term “Excluded Changes” means any improvements or changes to the Building’s structure or the Building’s life safety system, including without limitation any Law requiring disability access improvements, that becomes required under any Law first enacted or generally enforced after the Commencement Date and is not the result of a Tenant-Caused Change (as defined below). If any Excluded Changes (or other improvements or alterations required as a result of such Excluded Changes) become required, and such requirement is not as the result of the Tenant Improvements or any Alterations, any furniture, fixtures, equipment or apparatus which Tenant installs or places in the Premises, any use of the Premises for other than general office purposes or otherwise as the result of the actions of Tenant or its agents, contractors, employees, licensees, members, managers, partners, subtenants, assignees or invitees (collectively, “Tenant-Caused Changes”), Landlord shall cause such change to be made, in which event the costs thereof shall be included in Operating Expenses to the extent set forth in Article 4 of this Lease. If any Excluded Changes (or other improvements or alterations required as a result of such Excluded Changes) are required as a result of any Tenant-Caused Changes, Tenant shall, upon demand make such change at Tenant’s sole cost and expense and subject to Article 8 above, at Tenant’s sole cost and expense. If Tenant requests Landlord to make any Tenant-Caused Change, Landlord may make the Tenant-Caused Changes required pursuant to the foregoing sentence, in which event Tenant shall reimburse Landlord for all costs incurred by Landlord in making such Tenant-Caused Changes, together with an administrative fee equal to ten percent (10%) of such costs, within five (5) days after written notice from Landlord. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to promptly comply with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord’s efforts to comply with such standards or regulations. In addition, Tenant shall fully comply with all present or future programs imposed directly or indirectly by any governmental authority intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of such governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable prior written notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants (but only during the last twelve (12) months of the Lease Term), or to the ground or underlying lessors; (iii) to post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other regularly scheduled or routine maintenance, repairs or services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes so long as Landlord uses commercially reasonable efforts to minimize the interference with Tenant’s use of the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby so long as Landlord uses commercially reasonable efforts to minimize the interference with Tenant’s use of the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

ENVIRONMENTAL PROTECTION

23.1 Environmental Protection

23.1.1 As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said Laws or any replacement thereof, or as similar terms are defined in the federal, state and local Laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous materials, wastes and substances which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

23.1.2 Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials; provided, however, that Tenant shall not be responsible for contamination of the Premises by Hazardous Materials existing as of the date the Premises are delivered to Tenant or from contamination which is not caused by Tenant or its agents, contractors, invitees, employees, sublessees or assignees. Tenant shall not store, use or dispose of any Hazardous Materials except for those Hazardous Materials listed in a Hazardous Materials management plan (“HMMP”) which Tenant shall deliver to Landlord upon execution of this Lease and update at least annually with Landlord (“Permitted Materials”) which may be used, stored and disposed of provided (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable Laws, (ii) such Permitted Materials shall be limited to the materials listed on and may be used only in the quantities specified in the HMMP, and (iii) Tenant shall provide Landlord with copies of all material safety data sheets and other documentation required under applicable Laws in connection with Tenant’s use of Permitted Materials as and when such documentation is provided to any regulatory authority having jurisdiction. In no event shall Tenant cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Real Property any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use and/or disposal of Hazardous Materials. If the presence of Hazardous Materials in or on the Premises, the Building or the Real Property caused or knowingly permitted by Tenant results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials. At any time prior to the expiration of the Lease Term if Tenant has a reasonable basis to suspect that there has been any release or the presence of Hazardous Materials in the ground or ground water on the Premises which did not exist upon commencement of the Lease Term, Tenant shall have the right to conduct appropriate tests of water and soil and Tenant shall deliver to Landlord the results of such tests to demonstrate that no contamination in excess of permitted levels has occurred as a result of Tenant’s use of the Premises. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work and materials required under this Section 23.1.2 to return the Premises, the Building or the Real Property and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials.

23.1.3 Upon termination or expiration of the Lease Term, Tenant at its sole expense shall cause all Hazardous Materials placed in or about the Premises, the Building and/or the Real Property by Tenant, its agents, contractors, or invitees, and all installations (whether interior or exterior) made by or on behalf of Tenant relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Tenant. Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Real Property and shall take all other actions as may be required to complete the closure of the Building and the Real Property. In addition, if Landlord has a reasonable basis to suspect the existence of Hazardous Materials contamination caused or knowingly permitted by Tenant, then prior to vacating the Premises, Tenant shall, upon Landlord’s request, undertake and submit to Landlord an environmental site assessment from an environmental consulting company reasonably acceptable to Landlord which site assessment shall evidence Tenant’s compliance with this Section 23.1.3.

23.1.4 At any time prior to expiration of the Lease Term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Tenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Tenant’s business at the Premises, Landlord shall have the right to enter in and upon the Real Property, Building and Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense (and shall be reimbursable to Landlord immediately upon demand) if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Real Property, the Building or the Premises, which has been caused by or resulted from the activities of Tenant, its agents, contractors, or invitees.

23.1.5 Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such voluntary cooperation, nor for any required compliance; provided, however, Tenant shall not incur any material increase in cost as a result of the same. Tenant agrees at all times to cooperate fully with the reasonable requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

23.1.6 Tenant’s obligations under this Section 23.1 shall survive the expiration or termination of this Lease.

23.2 Asbestos and Lead Paint. California law requires landlords to disclose to tenants the existence of certain Hazardous Materials. The Building was constructed at a time when building materials such as asbestos containing materials (“ACMs”) and lead based paint were commonly used. For buildings (such as the Building) that were constructed before 1980, the California Occupational Safety and Health Administration (“Cal/OSHA”) standards presume that the following materials contain asbestos unless analytical tests demonstrate that they do not contain asbestos (“PACM”): (a) thermal system insulation applied to pipes, fittings, boilers, breeching, tanks, ducts or other structural components to prevent heat loss or gain; (b) surfacing material that is sprayed, troweled-on or otherwise applied to surfaces (such as acoustical plaster on ceilings and fireproofing materials on structural members, or other materials on surfaces for acoustical, fireproofing, and other purposes); and (c) asphalt and vinyl flooring material. ACM may be present in, among other places, exterior and interior plasters, cement asbestos siding, finished gypsum wallboard, vinyl tile floor covering, window putty, and roofing materials. Tenant hereby agrees not to repair, drill, bore, or otherwise disturb any ACM or PACM unless Tenant complies with all applicable Laws for handling ACM. Any such activity must be undertaken in accordance with all applicable Laws by a “competent person” as defined in the Cal/OSHA regulations and in accordance with all applicable regulations of Cal/OSHA, the California Department of Toxic Substances Control, the Bay Area Air Quality Management District, and the City. Landlord further advises Tenant that based upon the age of the Building, painted surfaces within the Building and the Premises may contain lead-based paint. Pursuant to applicable Law, all suspect lead-based paint should either be presumed to contain lead or adequate rebuttal sampling should be conducted prior to renovation, including maintenance, or demolition if those activities will cause a disturbance of any suspect lead-based paint or otherwise create a lead hazard. Tenant shall comply with all Laws governing any work that may disturb ACM, PACM or lead paint.

ARTICLE 24

PARKING

During the Lease Term, Tenant shall have the right to use the number of parking spaces set forth in Section 10 of the Summary, located in the Project. Landlord shall have no liability or responsibility for monitoring use of the parking spaces by persons other than employees or invitees of Tenant, and Tenant shall be responsible for the same at its sole cost and expense.

ARTICLE 25

PATRIOT ACT

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant of this Lease and shall be covered by the indemnity provisions of Section 10.1 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE 26

MISCELLANEOUS PROVISIONS

26.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

26.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

26.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

26.4 Modification of Lease; Financials. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within twenty (20) days following the request therefor. In addition, upon request from time to time not more frequently than twice per calendar year (except in the event of a sale or refinancing), Tenant agrees to provide to Landlord, within twenty (20) days of written request current financial statements for Tenant, dated no earlier than one (1) year prior to such request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within twenty (20) days of written request, current financial statements of the Guarantor in a form consistent with the above criteria. All such financial statements will be delivered to Landlord and any such lender or purchaser in confidence and shall only be used for purposes of evaluating the financial strength of Tenant or of Guarantor, as applicable. Tenant represents and warrants that all financial statements provided by Tenant to Landlord, including those provided by Tenant prior to the execution and delivery of this Lease, are and shall be true, correct and complete in all material respects as of the date set forth in such statements.

26.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Building, the Real Property and/or in this Lease, and Tenant agrees that in the event of any such transfer and assumption by the transferee of Landlord’s obligations under this Lease, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Without limiting the generality of the foregoing, it is acknowledged and agreed that the liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Building or the Real Property. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

26.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

26.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

26.8 Tenant’s Signs. Subject to the terms and conditions set forth below, Tenant shall be entitled, at its sole cost and expense, to signage on the exterior of the Building provided that the location, quality, design, style, lighting and size of such signs shall be consistent with all Laws and shall be subject to approval by the City of Palo Alto and subject to Landlord’s prior written approval in its reasonable discretion. Such signs shall be installed by a signage contractor reasonably approved by Landlord. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Subject to the foregoing provisions of this Section 26.8. Tenant may not install any signs, symbols, or identifying marks on or in the Building or the Real Property and any signs, window treatments or coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building without the prior written approval of Landlord, in its reasonable discretion.

26.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

26.11 Time of Essence; Days. Time is of the essence of this Lease and each of its provisions. As used in this Lease, the term “days” means calendar days and the term “business days” means calendar days other than Saturdays, Sundays and Holidays.

26.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

26.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

26.14 Landlord Exculpation. It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Real Property only with respect to events occurring during its and their respective ownership of the Real Property. In addition, Tenant agrees to look solely to Landlord’s interest in the Real Property and proceeds therefrom for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Real Property, nor any partner, shareholder, member, or officer of any of the foregoing shall ever be personally liable for any such judgment. The limitations of liability contained in this Section 26.14 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), member (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. If more than one person or entity is named herein as Landlord, such multiple parties shall be severally but not jointly liable for the obligations of the other parties named as Landlord, and Tenant shall look solely to each such party’s interest in the Real Property for recovery of any judgment against any such party. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect, special, punitive, or consequential damages or any injury or damage to, or interference with the Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. In addition, except as set forth in Section 16 and Section 23 above, neither Tenant nor any of its members, shareholders, partners, managers, principals, and their respective officers, agents, property managers, servants, employees, and independent contractors shall be liable under any circumstances for any indirect, special, punitive, or consequential damages or any injury or damage to, or interference with the Landlord’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; provided, however, in no event shall the provisions of this Section 26.14 as they relate to Tenant be deemed to limit or otherwise modify Landlord’s remedies pursuant to Section 19.2 above.

26.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

26.16 Intentionally Omitted.

26.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

26.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

26.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, overnight courier, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant.

Any Notice will be deemed given on the date it is mailed as provided in this Section 26.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

26.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

26.21 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant confirms that it is not in violation of any executive order or similar governmental regulation or law, which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists. Tenant further confirms that it will comply throughout the Lease Term, with all governmental laws, rules or regulations governing transactions or business dealings with any suspected or confirmed terrorists or terrorist entities, as identified from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control or any other applicable governmental entity.

26.22 Jury Trial; Venue; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF, FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, OR OTHERWISE IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE, WHETHER ANY OF THE FOREGOING IS BASED ON THIS LEASE OR ON TORT LAW, THEN TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. TENANT HEREBY FURTHER WAIVES ANY OBJECTION TO VENUE IN THE COUNTY IN WHICH THE BUILDING IS LOCATED AND AGREES AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE IN WHICH THE REAL PROPERTY IS LOCATED. EACH PARTY REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE EFFECT OF THIS SECTION 26.22. THE PROVISIONS OF THIS SECTION 26.22 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

26.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

26.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

26.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Cushman & Wakefield (“Broker”), who represents Landlord and Tenant, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall make payment of the brokerage fee due the Broker pursuant to and in accordance with a separate agreement between Landlord and Broker. Except for amounts owing to Broker, each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent.

26.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, the Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

26.27 Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

26.28 Confidentiality. The parties acknowledge that the content of this Lease and any related documents are confidential information. The parties shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than their financial, legal, brokerage and space planning consultants.

26.29 Security. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Premises, the Building or the Real Property and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant’s property, trade secrets, or intellectual property, or Tenant’s employees, invitees, or contractors from any cause whatsoever, including but not limited to criminal and/or terrorist acts. Tenant assumes all responsibility for the protection of Tenant and Tenant’s employees, agents, customers, invitees and contractors from acts of third parties, and hereby waives any claims against Landlord with respect to the same. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. In the event Landlord in its sole and absolute discretion agrees to provide any security services, whether it be guard service or access systems or otherwise, Landlord shall do so strictly as an accommodation to Tenant and Landlord and the Landlord Parties shall have no liability whatsoever in connection therewith, whether it be for failure to maintain the secure access system, or for failure of the guard service to provide adequate security, or otherwise. If Landlord elects to provide such security, the costs thereof shall be included in Operating Expenses.

26.30 Energy and Resource Consumption. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Real Property so long as there is no material increased costs to Tenant or unreasonable interference with Tenant’s use of the Premises. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Real Property and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources. Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the risers of wiring installation. Any riser or risers to supply Tenant’s electrical requirements upon written request of Tenant shall be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or interfere with or disrupt other tenants or occupants.

26.31 Landlord’s Construction. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Real Property, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant, except as specifically set forth in this Lease. Tenant acknowledges that prior to and during the Lease Term, Landlord may perform construction and/or demolition work pertaining to various portions of the Building, Premises, and/or Real Property, at Landlord’s sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord shall from time to time desire (collectively, the “Construction”). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, or perform work in the Building and/or Real Property, which work may create noise, dust or leave debris in the Building and/or Real Property. Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s actions in connection with such Construction.

26.32 Disclosure and Waiver of Certain Statutory Provisions. Pursuant to California Civil Code Section 1938, Landlord hereby discloses, and Tenant hereby acknowledges, that neither the Property, nor the Building has been inspected by a Certified Access Specialist (“CASp”). California Civil Code Section 1938 also requires that this Lease contain the following statement:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.”

26.33 In accordance with the foregoing, Tenant, upon at least thirty (30) days’ prior written notice to Landlord, shall have the right to require a CASp inspection of the Property. If Tenant requires a CASp inspection of the Property, then: (i) Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection during such thirty (30) day period; (ii) Tenant shall be solely responsible to pay the cost of the CASp inspection as and when required by the CASp; and (iii) Tenant shall pay to Landlord, as and when required by Landlord, the cost of making any repairs to correct violations of the construction related accessibility standards within or relating to the Property. Each party waives California Civil Code §§ 1932(2), 1933(4) and 1945. Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, (ii) California Code of Civil Procedure §§ 1263.260 or 1265.130; (b) any right to terminate this Lease under California Civil Code § 1995.310; and (c) California Civil Code § 3275 and California Code of Civil Procedure §§ 1174(c) and 1179 and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

26.34 Transportation Demand Management Program. Tenant acknowledges the City requires or may require Landlord to institute or participate in a transportation demand management program intended to manage parking, transportation or traffic in and around the Real Property (“TDM”). Tenant shall take responsible action for the transportation planning and management of all employees and other personnel located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such TDM programs may include, without limitation: (a) restrictions on the number of peak-hour vehicle trips generated by Tenant’s employees; (b) increased vehicle occupancy; (c) implementation of an in-house ridesharing program and an employee transportation coordinator; (d) working with employees and an area-wide ridesharing program manager; (e) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (f) utilizing flexible work shifts for employees. Any costs or expenses associated with a TDM program that are not provided and paid for by Tenant, such as a TDM coordinator, may be provided by Landlord with such costs being included as Operating Expenses. As part of the TDM Program, and to the extent required, directly or indirectly, by the City, Tenant its sole cost and expense, shall cause its staff to participate in the TDM program and shall make available to its employees, at no cost, (i) Caltrain Go-Passes or Eco Passes (or the equivalent), (ii) car sharing programs and/or (iii) other TDM recommended incentives.

26.35 Landlord Lien Waiver. Tenant shall have the right, at any time during the Term, to encumber or grant a security or other interest in any personal property, equipment or trade fixtures which Tenant may install in the Premises to a bona fide mortgagee, recognized institutional lender or secured creditor, to whose rights the Landlord’s interest shall be subordinate. Upon Tenant’s written request, Landlord shall provide Tenant with a commercially reasonable waiver of Landlord’s lien rights in Tenant’s Equipment. Tenant shall reimburse Landlord for Landlord’s costs incurred in reviewing such request, including Landlord’s reasonable attorneys’ fees.

26.36 Dogs. Tenant shall be permitted during the Term of the Lease to bring fully domesticated and trained dogs, kept by the Tenant’s employees as pets into the Premises, provided and on condition that: (a) there shall not be more than five (5) dogs in the Premises at any one time; (b) all dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Building or cause any loud noise whether through barking, growling or otherwise; (c) all dogs shall remain in the Premises and not wander throughout the Project or otherwise be left unattended; (d) while outside the Premises, all dogs shall be kept on leashes; (e) within thirty (30) days of Landlord’s request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for dogs having access to the Premises and the Building; (f) Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from the dogs’ presence in the Building in excess of the costs that would have been incurred had dogs not been allowed in or around the Building; (g) Tenant shall be liable for, and hereby agrees to indemnify and hold Landlord and all of the Landlord’s Parties harmless from any and all claims arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of, another tenant, subtenant, occupant, licensee, invitee or an employee of Landlord or any of the Landlord Parties) of, or the presence of, any dog in or about the Premises or the Project; (h) Tenant shall immediately remove any dog waste and excrement from the Premises, the Project or the adjacent outside areas. If Landlord reasonably determines that Landlord has incurred or is incurring increased janitorial (interior or exterior) maintenance costs as a result of the dogs’ presence, Tenant shall reimburse Landlord for such costs as Additional Rent within thirty (30) days of Landlord’s demand; (i) if, at any time during the Term (x) Landlord reasonably determines that the presence of any and all dogs is materially disruptive to the maintenance and operation of the Building or otherwise reduces the value or reputation of the Building, or (y) Tenant has failed to comply with any of the provisions set forth in this Section, Landlord shall notify Tenant thereof and, if such failure to comply with any of the provisions of this Section is not cured to Landlord’s reasonable satisfaction within thirty (30) days following Landlord’s delivery of written notice to Tenant (which notice shall state in reasonable detail the subject breach by Tenant), Landlord may revoke Tenant’s rights under this Section (provided, however, that with respect to any such failure to comply with the provisions of this Section regards potential damage to property or persons, Tenant shall cure such failure promptly but in any event within five (5) days of Landlord’s notice thereof); (j) no dog with (or suspected of having) fleas or ticks or any infection is to be brought into the Building; (k) Tenant shall be responsible for, and indemnify, defend, protect and hold Landlord harmless from and against any and all costs to remedy any and all damages caused to the Building, the Project or any portion thereof or to the Premises by any dog; (l) Tenant shall comply in all material respects with all applicable laws associated with or governing the presence of a dog within the Premises and/or upon the Project and such presence shall not violate any certificate of occupancy or other use permit affecting the Building. Tenant shall adequately insure the presence of and activities of any dog in the Premises and/or the Building and shall name Landlord as an additional insured on such insurance.

26.37 Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signatures and initials to this Lease created by the signer by electronic means and/or transmitted by telecopy or other electronic transmission shall be valid and effective to bind the party so signing. Counterparts may be delivered via facsimile or electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or echosign, etc.) and any counterpart so delivered shall be deemed to have been duly and validly delivered, valid and effective for all purposes and binding upon the parties hereto. Each party agrees to promptly deliver an execution original to this Lease with its actual signature and initials to the other party, but a failure to do so shall not affect the enforceability of this Lease, it being expressly agreed that each party to this Lease shall be bound by its own electronically created and/or telecopied or electronically transmitted signature and initials and shall accept the electronically created and/or telecopied or electronically transmitted signature and initials of the other party to this Lease.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

TALLWOOD FOREST, LLC, a California limited liability company

“Tenant”:

HIPPO ANALYTICS INC., a Delaware corporation

By:	/s/ Assaf Wand
Assaf Wand, CEO and Co-Founder

EXHIBIT A

PREMISES

FIRST FLOOR

SECOND FLOOR

EXHIBIT B

WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

TENANT IMPROVEMENTS

1.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Fifteen Dollars ($15.00) per rentable square foot of the Premises, for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the interior of the Premises (other than specialty equipment or improvements) for which Tenant shall be solely responsible for cost thereof) (the “Tenant Improvements”). Tenant, through the Contractor (as defined in Section 3.1 below), shall construct the Tenant Improvements. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below). Notwithstanding anything to the contrary contained herein, any portion of the Tenant Improvement Allowance remaining after the date that is twelve (12) months after the Commencement Date shall be forfeited by Tenant and, consistent therewith, shall not be available for use by Tenant, and Landlord shall have no further obligation to pay the same.

1.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord, only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

1.2.1 payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter and payment of the fees incurred by, and the actual and reasonable out of pocket cost of documents and materials supplied by Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

1.2.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

1.2.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

1.2.4 the cost of any changes in the base, shell and/or core of the Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

1.2.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by Code or any other applicable laws;

1.2.6 sales and use taxes and Title 24 fees;

1.2.7 the Landlord Supervision Fee (as defined in Section 3.3 below); and

1.2.8 all other actual and reasonable out of pocket costs required to be expended by Landlord in connection with the construction of the Tenant Improvements.

In no event shall the Tenant Improvement Allowance be used for costs associated with furniture, fixtures, equipment, personal property, audio-visual systems, security systems, cabling or signage. Landlord shall disburse the Tenant Improvement Allowance to Tenant upon completion of the Tenant Improvements and Tenant’s submission to Landlord of lien waivers from the Contractor and its sub-contractors, and delivery of final permits and a certificate of occupancy.

SECTION 2

CONSTRUCTION DRAWINGS

2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings. Tenant shall retain engineering consultants approved by Landlord, which approval shall not be unreasonably withheld (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably acceptable to Landlord and shall be subject to Landlord’s reasonable approval with such approval or specific reasonable objections to be provided within ten (10) business days of submission of such documents to Landlord. Such process shall repeat until approved. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with Code or other applicable laws or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2 Final Space Plan. Tenant’s preliminary space plan (the “Preliminary Space Plan”) is attached hereto as Exhibit B-1 and is incorporated herein by reference, and Landlord has approved of Tenant’s Preliminary Space Plan. Tenant and Architect shall prepare the final space plan for Tenant Improvements in the Premises (the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s reasonable approval with such approval or specific reasonable objections to be provided within ten (10) business days of submission of such documents to Landlord. Such process shall repeat until approved.

2.3 Final Working Drawings. Tenant, Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s reasonable approval with such approval or specific reasonable objections to be provided within ten (10) business days of submission of such documents to Landlord. Such process shall repeat until approved.

2.4 Approved Working Drawings. Tenant shall submit the Final Working Drawings approved by Landlord (the “Approved Working Drawings”) to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (collectively, the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at Landlord’s option, to take part in all phases of the permitting process, and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding the foregoing, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant’s responsibility; provided, however, that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord not to be unreasonably withheld or delayed.

SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1 Contractor. A contractor selected by Tenant shall construct the Tenant Improvements (the “Contractor”). The Contractor shall: (i) be a licensed general contractor in the State of California, (ii) be bonded, (iii) have insurance typically carried by reputable general contractors in the State of California, (iv) have at least ten (10) years of experience in the construction of improvements similar to the Tenant Improvements, and (v) be subject to the prior written approval of Landlord, which Landlord shall not unreasonably withhold, condition or delay.

3.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Tenant shall provide Landlord with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). If the Cost Proposal is more than the Tenant Improvement Allowance, Tenant shall be solely responsible for funding any additional amounts required to construct the Tenant Improvements.

3.3 Landlord Supervision Fee. Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) one percent (1%) and (ii) an amount equal to the total cost of the Tenant Improvements; provided, however in no event shall the Landlord Supervision Fee exceed $2,500. In addition to the Landlord Supervision Fee and other amounts payable by Tenant hereunder, Tenant shall reimburse Landlord for amounts paid by Landlord to third parties in connection with the review of Tenant’s plans and drawings as referenced in Section 2 above, which amounts shall be charged against the Tenant Improvement Allowance

3.4 Contractor’s Warranties and Guarantees. Tenant hereby assigns to Landlord all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

3.5 Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect and the Engineers on the Premises or in the Building. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant’s agent for such purpose. In addition, Tenant, immediately after the Substantial Completion of the Premises, shall have prepared and delivered to the Building management office a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements, together with a computer disk containing the Approved Working Drawings in AutoCAD format.

3.6 Removal of Tenant Improvements. If any Tenant Improvements are specialty improvements and Landlord identifies them as such in approving the plans, specifications and drawings referred to above, Landlord reserves the right to require Tenant to remove such improvements and restore the area affected by such removal upon the expiration or earlier termination of the Lease by providing such election to Tenant at the time of approving such plans, specifications and drawings. Landlord hereby acknowledges and agrees that Landlord has not identified any of the proposed Tenant Improvements reflected in Tenant’s Preliminary Space Plan as specialty improvements. Except as set forth above, Landlord shall not have the right to require Tenant to remove any other Tenant Improvements. All restoration work shall be in accordance with the Lease.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Representative. Tenant has designated Assaf Wand as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

4.2 Landlord’s Representative. Landlord has designated Ellen Mernick as its representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

4.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

4.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in the Lease or any default by Tenant under this Tenant Work Letter has occurred at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Commencement Date, for any reason due to a default by Tenant as described in the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT B-1

SPACE PLAN

EXHIBIT C

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of , 2019, by and between TALLWOOD FOREST, LLC, A CALIFORNIA LIMIED LIABILITY COMPANY (“Landlord”), and HIPPO ANALYTICS INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease dated as of                         , 2019 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at 150 Forest Avenue, Palo Alto, CA 94301,

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the Commencement Date and the Expiration Date of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that the Lease Term commenced as of ________________ (the “Commencement Date”) for a term of _________________ ending on ________________ (unless sooner terminated as provided in the Lease).

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

TALLWOOD FOREST, LLC, a
California limited liability company

By:
Name:
Its:

“Tenant”:

HIPPO ANALYTICS INC., a Delaware corporation

By:
Name:
Its:

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

All doors opening to public corridors shall always be kept closed except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen or damaged cards. Access to the Building and/or the Real Property may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error regarding the admission to or exclusion from the Building and/or the Real Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or the Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. No bicycles, furniture, freight, packages, building materials, supplies, equipment, merchandise or other objects that may damage the elevator will be carried up or down in the elevators.

Landlord shall have the right to control and operate the public portions of the Building and the Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

The requirements of Tenant will be attended to only upon application at the management office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

Tenant shall not disturb, solicit, or canvass any occupant of the Building or the Real Property and shall cooperate with Landlord or Landlord’s agents to prevent same.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

Tenant shall not use or keep in or on the Premises, the Building or the Real Property any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or the Real Property by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

The Premises shall not be used for lodging or for any improper, objectionable or immoral purposes. Tenant shall use the kitchen areas of the Premises in compliance with all Laws and shall maintain the kitchen area in good condition and repair.

Except as set forth in Section 26.36 of the Lease, Tenant shall not bring into or keep within the Building or the Real Property any animals (other than service animals), birds or aquariums.

Landlord will approve where and how telephone wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord.

Landlord reserves the right to exclude or expel from the Building and/or the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system and shall refrain from attempting to adjust any controls. Tenant shall participate in all recycling programs required by law and/or undertaken by Landlord at the Project. Where possible, Tenant shall use LED, compact florescent lighting or similar bulbs for portable lighting within the Premises.

Tenant shall store all its trash and garbage within the interior of the Premises or in trash facilities provided or approved by Landlord. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. Tenant shall store all trash and garbage so that it is not visible to customers and business invitees of the Building and the Real Property and so as not to create or permit any health or fire hazard and arrange for the regular removal thereof.

Tenant shall refrain from dumping, disposal, reduction, incineration or other burning of any trash, papers, refuse or garbage of any kind in or about the Premises. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. Wet trash must be contained in plastic or other impermeable materials and transported to the appropriate disposal, recycling, or composting receptacles. Any heavy wet trash that cannot reasonably be carried to disposal receptacles shall be transported with dollies or carts (and not dragged) to the receptacles for disposal. If any liquids or other refuse being disposed of by or for Tenant is spilled, leaked or released on the Real Property or in the adjacent sidewalk or street, Tenant shall cause such refuse to be immediately cleaned up and disposed of so as to keep the Real Property and sidewalks and streets in a clean and sanitary condition. Tenant shall not place in any garbage receptacle any material that is recyclable or cannot be disposed of in the ordinary and customary manner of garbage disposal. Tenant shall dispose of all materials (including without limitation glass, plastic, paper products, metal, and compost) that are designated or suitable for recycling or composting in the appropriate recycling or composting bins. All recycling, compost, garbage, and pallets shall be disposed of in accordance with the directions issued by Landlord, which may change from time to time at the discretion of Landlord. Landlord reserves the right to assess fines for any trash, recycling or pallets not disposed of per Landlord’s direction.

Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

No awnings or signage shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. The interior and exterior of any windows shall not be coated or otherwise sun screened. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building.

All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Building.

Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

There shall be no smoking in the Building and/or the Real Property. Tenant shall comply with any nonsmoking ordinance adopted by any applicable governmental authority, including without limitation California Labor Code Section 6404.5.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and the Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, provided that no modifications of such rules, or new rules, shall be enacted if such would materially increase Tenant’s obligations under this Lease monetarily or otherwise, or if the same would materially diminish the rights granted to Tenant hereunder.

Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

ADDENDUM 1

LETTER OF CREDIT

1. Letter of Credit. Within two (2) weeks after the execution of this Lease by Landlord and Tenant, Tenant shall deposit with Landlord an irrevocable standby letter of credit (the “Letter of Credit”) in the amount set forth in Section 12 of the Summary (the “Letter of Credit Amount”). For purposes of this Lease, “Letter of Credit” shall mean an unconditional, irrevocable sight draft letter of credit, drawable in Palo Alto or Menlo Park, in the Letter of Credit Amount issued by a bank reasonably satisfactory to Landlord and which will accept presentation of the Letter of Credit in the City of Menlo Park or the City of Palo Alto (or by fax), naming Landlord as beneficiary, and otherwise in a form approved by Landlord.

2. Draws Under Letter of Credit. Upon any default or breach of this Lease by Tenant, Landlord shall be entitled to draw upon the Letter of Credit by the issuance of Landlord’s sole written demand to the issuing financial institution. Any such draw shall be without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of the default, as a setoff for full or partial compensation for the default. Partial drawings upon the Letter of Credit shall be permitted, and the Letter of Credit shall be transferable to a new building owner or lender. Tenant shall reimburse Landlord for any fees imposed by the issuing bank to transfer the Letter of Credit. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit and the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

3. Term: Renewal of Letter of Credit. The Letter of Credit will be automatically renewed upon the expiration of its term for additional one (1) year periods, the renewal period not to extend beyond sixty (60) days after the Expiration Date of this Lease. The Letter of Credit shall provide for automatic annual renewals. Notwithstanding the foregoing, if the issuing bank for any reason notifies Landlord in writing that it will not renew the Letter of Credit for any subsequent year, Tenant shall cause the Letter of Credit (or a replacement letter of credit acceptable to Landlord and satisfying the requirements of this Addendum) to be renewed through the date that is sixty (60) days after the expiration of the Term (including any extensions of the Lease Term upon Tenant’s exercise of an extension option as provided in the Lease). In the event the Letter of Credit is not renewed by the issuing financial institution on or before thirty (30) days prior to the then-scheduled expiration date of the Letter of Credit, then Landlord shall have the right to draw the full amount of the Letter of Credit and to hold such amount as cash security for Tenant’s full and faithful performance of its obligations under this Lease.

4. Return of Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Letter of Credit or so much thereof as has not heretofore been drawn and/or applied by Landlord, shall be returned, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) not later than sixty (60) days following the date this Lease expires or its earlier termination and Tenant has vacated the Premises.

5. Tenant Default: Waivers. The Letter of Credit is not an advance payment or prepayment of Rent or a measure or limit of Landlord’s damages upon a default or breach by Tenant. Without waiver of any rights Landlord may have under this Lease or at law or in equity, Landlord may from time to time draw upon and apply all or a portion of the Letter of Credit as is necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Rent, (ii) to repair damage to the Premises caused by Tenant, (iii) to clean the Premises upon the expiration or sooner termination of this Lease per the requirements imposed upon Tenant under the Lease, and/or (iv) to the payment of any other amount which Landlord may spend or become obligated to spend by reason of a default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of a default, to the fullest extent permitted by law (including, without limitation, on account of damages owing to Landlord under Article 19 of this Lease). Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code (to the extent applicable to the Letter of Credit) and all other provisions of law, now or hereafter in effect (collectively, “Security Deposit Laws”), which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Addendum 1 and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other Security Deposit Laws shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding the foregoing, to the extent California Civil Code Section 1950.7 in any way: (a) is applicable to the Letter of Credit (or any proceeds thereof); or (b) controls Landlord’s rights to draw on the Letter of Credit or apply the proceeds of the Letter of Credit to any amounts due under this Lease or any damages Landlord may suffer following termination of this Lease, then Tenant fully and irrevocably waives the benefits and protections of Section 1950.7 of the California Civil Code (except for subsection (b) of Section 1950.7 of the California Civil Code) as it relates to the Letter of Credit, it being agreed that Landlord may recover from the Letter of Credit (or its proceeds) all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon the termination of this Lease in accordance with this Lease and Section 1951.2 of the California Civil Code.

6. Insolvency of Issuing Bank. In the event the bank issuing the Letter of Credit is declared insolvent by the FDIC or is closed for any reason, Tenant shall within ten (10) days provide a substitute Letter of Credit meeting the requirements of this Addendum 1 from another United States bank which is approved by Landlord in Landlord’s sole discretion.

7. Reduction of Letter of Credit. Notwithstanding anything to the contrary provided herein, so long as Tenant is not in default of Tenant’s obligations hereunder beyond applicable notice and cure periods, the Letter of Credit Amount shall be amended and reduced by an amount equal to Four Hundred Thousand and 00/100 Dollars ($400,000.00) on the date that is thirty (30) days after Tenant provides written notice to Landlord that Tenant has closed a round of funding equal to or greater than One Hundred Million Dollars ($100,000,000.00)(the “Tenant Funding Event”), which notice shall also include evidence that such funding amount has been deposited into Tenant’s bank account, and after such reduction, the Letter of Credit shall equal Six Hundred Thousand and 00/100 Dollars ($600,000.00). So long as Tenant is not in default of Tenant’s obligations hereunder beyond applicable notice and cure periods, and provided the Tenant Funding Event has occurred, on the first day of the thirty-seventh (37th) month of the Lease Term, and each anniversary thereafter until the Letter of Credit has reached $0.00, the Letter of Credit Amount shall be amended and reduced by an amount equal to One Hundred Seventy-Five Thousand Two Hundred Fifty-Seven and 03/100 Dollars ($175,257.03). Upon issuance of the replacement Letter of Credit in accordance with the terms hereof, Landlord shall return the prior Letter of Credit to Tenant for cancellation. Tenant shall pay all costs associated with the issuance of any replacement Letter of Credit.

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 15 day of June, 2019, by and between TALLWOOD FOREST, LLC, a California limited liability company (“Landlord”), and HIPPO ANALYTICS INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease dated as of June _14_, 2019 (the “Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord certain premises consisting of approximately 15,000 rentable square foot being the entire Building located at 150 Forest Ave., Palo Alto, California, as more particularly described in the Lease (the “Premises”).

B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Condition of Premises. Section 1.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“1.2 Condition of Premises. Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “AS- IS” condition on the Commencement Date and without representation or warranty by Landlord as to the condition of the Premises or the Building or as to the use or occupancy which may be made thereof. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant in broom clean condition, and with all Building systems in good working order and repair, including, all electrical, plumbing and mechanical systems (the “Delivery Condition”). Landlord shall have no responsibility or liability for removing any furniture, fixtures and/or equipment belonging to the previous tenant (collectively, the “IDEO FF&E”) located in the Premises as of the Commencement Date, nor any obligation to remove any existing cabling and/or data/tele-communication wiring located in the Premises (the “Existing Cabling”), and Tenant shall accept the Premises with the IDEO FF&E and the Existing Cabling in place as of the Commencement Date. Landlord makes no representation or warranty with respect to the IDEO FF&E or the Existing Cabling, and Tenant shall accept the same in its “AS-IS” condition.”

2. Counterparts. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or echosign, etc.) and any counterpart so delivered shall be deemed to have been duly and validly delivered, valid and effective for all purposes and binding upon the parties hereto.

3. Miscellaneous. All references in this Amendment to the Lease shall be deemed to refer to the Lease, as modified by the terms of this Amendment. In the event of a conflict between the terms and provisions of the Lease and the terms and conditions of this Amendment, the terms and provisions of this Amendment shall prevail. As amended herein, the Lease remains in full force and effect and is hereby ratified by the parties.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:

Tallwood Forest, LLC, a
California limited liability company

By:	/s/ Desi Banatao
Name:	Desi Banatao
Title:	President

TENANT:

Hippo Analytics Inc., a
Delaware corporation

By:	/s/ Assaf Wand
Assaf Wand, CEO and Co-Founder